Exhibit 23.3

[Letterhead]

February 27, 2018

Callon Petroleum Company
200 North Canal Street
Natchez, Mississippi 39120

Ladies and Gentlemen:

We hereby consent to the use of the name DeGolyer and MacNaughton, to the references to us and to our reserves reports for the years ended December 31, 2015, December 31, 2016, and December 31, 2017, in Callon Petroleum Company’s Annual Report on Form 10-K for the year ended December 31, 2017, references to DeGolyer and MacNaughton as an independent petroleum engineering consulting firm, to references to our third-party letter report dated January 26, 2018, containing our opinion on the proved reserves, as of December 31, 2017, attributable to certain properties that Callon Petroleum Company has represented that it owns (our Report), and to the inclusion of our Report as an exhibit in Callon Petroleum Company’s Annual Report on Form 10-K for the year ended December 31, 2017. We also consent to all such references and to the incorporation by reference of our Report in the Registration Statements to be filed by Callon Petroleum Company on its Form S-3 (Nos. 333‑210612 and 333-202038) and Form S-8 (Nos. 333-109744, 333-176061, 333-188008, and 333-212044).

Very truly yours,
/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716